Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG THIRD QUARTER REVENUE INCREASED 26% AND EPS UP 30%

REVENUE EXCEEDED GUIDANCE WITH EPS AT TOP OF GUIDANCE

•	FULL-YEAR 2010 REVENUE AND EARNINGS GUIDANCE INDICATES 20% REVENUE GROWTH AND 32% EPS INCREASE AT MIDPOINT OF RANGES

•	TOTAL HEALTHCARE REVENUE INCREASED 32% LED BY 105% GROWTH IN ELECTRONIC MEDICAL RECORDS (EMR) REVENUE

•	HEALTHCARE BUSINESS 28% OF TOTAL REVENUE; EMR PROJECTS 14% OF TOTAL REVENUE

•	STRONG DEMAND EXPANDED HEADCOUNT TO 3,400 FOR A YEAR-TO-DATE INCREASE OF 500 OR 17%

BUFFALO, N.Y. — October 26, 2010 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2010 third quarter which ended on October 1, 2010. The continued increase in client demand for external IT resources and ramp-up of new electronic medical records (EMR) solutions projects were the primary contributors to CTG’s significant growth in revenue and earnings in the 2010 third quarter.

Strong Third Quarter 2010 Results Driven by Managed Staffing Services and Healthcare Businesses

Revenue, operating income, net income, and diluted net income per share for the 2010 third quarter as compared with the 2009 third quarter were as follows:

	Oct. 1, 2010	Oct. 2, 2009	$ Change	% Change

Revenue	$84,463	$66,771	$17,692	26.5%

Operating income	$3,117	$2,488	$629	25.3%

Net income	$2,027	$1,606	$421	26.2%

Diluted net income per share	$0.13	$0.10	$0.03	30.0%

The Company’s operating margin was 3.7% in both the 2010 and 2009 third quarters. The contraction in the margin from 4.3% in the 2010 second quarter reflects higher than expected growth in the lower margin managed staffing services business and the decline in utilization rates normally seen in the third quarter due to vacation time taken by the billable staff.

“A very strong quarter in our managed staffing services business, along with continued growth in healthcare business, pushed revenue above our forecast and earnings to the top end of our guidance,” CTG Chairman and Chief Executive Officer James R. Boldt said. “Demand for technical resources from our clients is still strong and we are staffing up for new healthcare solutions work, resulting in a 200 person addition to our headcount in the quarter. Healthcare revenue increased 32% over last year’s third quarter reflecting significant growth in EMR projects and healthcare work across the board. We are currently working on 13 large EMR projects and received six major EMR RFPs in the third quarter and anticipate client decisions on those projects to be made during the fourth quarter. With the recent improvements in the credit markets and the monies available for EMR in The American Recovery and Reinvestment Act of 2009, we expect the number of EMR projects to appreciably grow.”

“Given the growing shortage of experienced EMR consultants, in 2010 we began to prepare for the further acceleration of EMR work by developing a comprehensive EMR training program. The consultants we trained under this program earlier this year are now performing very well at client sites. We are confident that our readiness and proven ability to train EMR technical resources give us a competitive edge in pursuing new EMR work going forward.”

2010 Third Quarter Review

Solutions revenue in the 2010 third quarter increased 24%, or $5.5 million, to $28.5 million, or 34% of total revenue. Staffing revenue increased 28%, or $12.2 million, to $56.0 million, or 66% of total revenue. European revenue was $13.8 million, or 16% of total revenue, in the 2010 third quarter, compared with $14.8 million, or 22% of total revenue, in the 2009 third quarter. Revenue from our European operations was negatively affected by $1.5 million in the 2010 third quarter due to a change in foreign currency exchange rates as compared with the 2009 third quarter. There were 63 billing days in the 2010 third quarter compared with 64 billing days in the 2009 third quarter.

Selling, general, and administrative (SG&A) expenses were $14.2 million, or 16.8% of revenue, compared with $12.7 million, or 19.0% of revenue, in the 2009 third quarter. The decline in SG&A as a percent of revenue reflects the operating leverage from revenue growth and the change in the Company’s business mix resulting from an increase in the Company’s lowest margin IT staffing business in 2010, which has significantly lower SG&A costs compared with the Company’s IT solutions business.

The Company recorded equity-based compensation expense, net of tax, of $0.2 million in the 2010 third quarter compared with $0.3 million in the 2009 third quarter, which reduced net income per diluted share by $0.01 and $0.02 in the respective quarters.

CTG’s effective tax rate for the 2010 third quarter was 34% compared with 35% in the 2009 third quarter. Favorable tax adjustments associated with the completion of a tax examination and the filing of state tax returns added approximately one cent to net income per share in the 2010 third quarter and one-half cent in the 2009 third quarter.

The Company provided cash from operations of $0.9 million in the 2010 third quarter compared with cash used from operations of $2.9 million in the 2009 third quarter. At October 1, 2010, the Company had $9.8 million in cash compared with $10.8 million at the end of the 2009 third quarter. CTG had no debt at the end of the 2010 and 2009 third quarters. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

2010 Year-to-date Review

Results for the first three quarters of 2010 reflect the same trends seen in the third quarter.

Revenue, operating income, net income, and diluted net income per share for the first three quarters of 2010 as compared with the first three quarters of 2009 were as follows:

	Oct. 1, 2010	Oct. 2, 2009	$ Change	% Change

Revenue	$244,094	$207,907	$36,187	17.4%

Operating income	$9,695	$7,319	$2,376	32.5%

Net income	$5,718	$4,303	$1,415	32.9%

Diluted net income per share	$0.36	$0.28	$0.08	28.6%

The Company’s operating margin in the first three quarters of 2010 expanded by 50 basis points to 4.0% from 3.5% in the same period in 2009. During the first three quarters of 2010, CTG’s solutions business increased 17% to $80.2 million, or 33% of total revenue, and its staffing business grew 18% to $163.9 million, or 67% of total revenue. European revenue decreased 5.8% to $44.8 million in the first three quarters of 2010 and represented 18% of consolidated revenue. Strong client demand for external technical resources in 2010 accounted for a year-to-date increase in headcount of 500, or 17%, since year-end 2009.

Selling, general, and administrative expenses were $42.4 million, or 17.4% of revenue, compared with $39.6 million, or 19.0% of revenue, in the same 2009 period.

Stock Repurchase Program

CTG repurchased 90,000 of its shares in the 2010 third quarter at an average price of $7.48 per share. In October 2010, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On October 25, 2010, approximately 228,000 shares were available under CTG’s current repurchase authorizations.

Fourth Quarter Expected to Produce Highest Quarterly Revenue and EPS of 2010

CTG expects its 2010 fourth quarter revenue to range from $85 million to $87 million, a 27% increase from 2009 at the midpoint of the projected range. The Company expects 2010 fourth quarter net income per diluted share of $0.13 to $0.15, a 40% increase from 2009 fourth quarter at the midpoint of the projected range. There are 62 billing days in both the 2010 and 2009 fourth quarters. Revenue and diluted earnings per share in the 2009 fourth quarter were $67.7 million and $0.10, respectively.

Based on the strength of its current business and trends in its healthcare and staffing businesses, CTG increased its 2010 revenue guidance to $329 million to $331 million from $320 million to $328 million, a 20% increase from 2009 at the midpoint of the new projected range. The guidance range for net income per diluted share was moved higher to $0.49 to $0.51 from $0.45 to $0.51, a 32% increase from 2009 at the midpoint of the new projected range. A tax rate of approximately 40% is projected for 2010.

Mr. Boldt commented, “Coming into the end of the year, our managed staffing services and healthcare solutions businesses are both performing very well, prompting us to raise our revenue guidance again and to tighten our earnings guidance upward. Even with the lowest number of billing days of any quarter in 2010, we expect fourth quarter revenue and earnings per share to be the highest of this year. Demand in our staffing business continues to rise, but we expect the pace of that growth to subside in the first half of 2011 as the economic recovery gains more traction and our clients begin to make more internal hires. We look for our higher margin healthcare business to stay on a strong growth track as our newer EMR engagements ramp up and based on our expectation that we will continue to win new EMR business.”

Mr. Boldt concluded, “In 2010 we began work on the first contract for our medical management treatment tool which identifies treatment models that enhance value-based outcomes for patients with chronic kidney disease. Based on recent new funding we expect the scope of our work on this project will grow in 2011. The longer-term growth prospects for our other data analytics solutions for the healthcare market also remain very promising as these offerings increase efficiency and lower costs. In the near term, we expect EMR projects to be the primary growth driver of our business and profitability as both the number and size of EMR RFPs is increasing. Based on market trends and our pipeline of new work, our visibility going into 2011 is very positive, encouraging us as to what next year will look like for CTG.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,400 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2009 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday October 27, 2010 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time October 27, 2010 and 11:00 p.m. Eastern Time October 30, 2010 by dialing 1-800-475-6701 and entering the conference ID number 121487.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Oct. 1, 2010	Oct. 2, 2009	Oct. 1, 2010	Oct. 2, 2009

Revenue	$84,463	$66,771	$244,094	$207,907
Direct costs	67,189	51,570	192,020	161,034
Selling, general and administrative expenses	14,157	12,713	42,379	39,554

Operating income	3,117	2,488	9,695	7,319
Other expense, net	(41)	(29)	(159)	(209)

Income before income taxes	3,076	2,459	9,536	7,110
Provision for income taxes	1,049	853	3,818	2,807

Net income	$2,027	$1,606	$5,718	$4,303

Net income per share:
Basic	$0.14	$0.11	$0.39	$0.29

Diluted	$0.13	$0.10	$0.36	$0.28

Weighted average shares outstanding:
Basic	14,666	14,680	14,705	14,833
Diluted	15,904	15,830	16,002	15,417

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Oct. 1, 2010	Oct. 2, 2009		Oct. 1, 2010	Oct. 2, 2009

Current Assets:			Current Liabilities:

Cash and cash equivalents	$9,814	$10,759	Accounts payable	$7,718	$6,346

Accounts receivable, net	56,960	44,321	Accrued compensation	26,720	21,503

Other current assets	3,748	3,967	Other current liabilities	5,611	6,271

Total Current Assets	70,522	59,047	Total Current Liabilities	40,049	34,120

Property and equipment, net	8,457	7,835	Long-term debt	—	—

Goodwill	35,678	35,678	Other liabilities	9,432	8,768

Other assets	11,002	11,820	Shareholders’ equity	76,178	71,492

Total Assets	$125,659	$114,380	Total Liabilities and Shareholders’ Equity	$125,659	$114,380

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.